Exhibit 2.3

FORM OF CANADIAN PURCHASE AGREEMENT

between

DOMTAR PAPER COMPANY, LLC

and

DOMTAR PULP AND PAPER PRODUCTS INC.

and

DOMTAR (CANADA) PAPER INC.

and

WEYERHAEUSER COMPANY LIMITED

and

WEYERHAEUSER SASKATCHEWAN LTD.

Dated as of [•], 2007

TABLE OF CONTENTS

ARTICLE I

TRANSFER OF EXCHANGECO SUBSIDIARY ASSETS AND ASSUMPTION OF

EXCHANGECO SUBSIDIARY LIABILITIES

TABLE OF CONTENTS

Con’t

ARTICLE VI

TAX MATTERS

-ii-

PURCHASE AGREEMENT dated as of [                    ], 2007 (this “Agreement”) is made among Domtar Paper Company, LLC (“Newco”), a Delaware limited liability company and a wholly-owned subsidiary of Weyerhaeuser Company (“Weyerhaeuser”), a Washington corporation, Domtar Pulp and Paper Products Inc. (“Exchangeco Subsidiary”), a Canadian corporation and wholly owned subsidiary of Domtar (Canada) Paper Inc. (“Newco Canada Exchangeco”), a British Columbia corporation and a subsidiary of Domtar Pacific Papers ULC, which is an indirect subsidiary of Newco, Weyerhaeuser Company Limited (“Weyerhaeuser Canada”), a Canadian corporation and a subsidiary of Weyerhaeuser and Weyerhaeuser Saskatchewan Ltd. (“Weyerhaeuser Saskatchewan”), a Saskatchewan corporation and a subsidiary of Weyerhaeuser Company Limited.

WHEREAS Exchangeco Subsidiary wishes to purchase from Weyerhaeuser Canada and Weyerhaeuser Saskatchewan, and Weyerhaeuser Canada and Weyerhaeuser Saskatchewan wish to sell to Exchangeco Subsidiary certain of the assets of the Newco Business and Exchangeco Subsidiary wishes to assume certain of the liabilities of the Newco Business, upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

ARTICLE I

Transfer of Exchangeco Subsidiary Assets and

Assumption of Exchangeco Subsidiary Liabilities

SECTION 1.01. Transfer and Assumption

(a) On the Closing Date, Weyerhaeuser Canada and Weyerhaeuser Saskatchewan hereby sell, assign, transfer, convey and deliver to Exchangeco Subsidiary, and Exchangeco Subsidiary purchases, acquires and accepts from Weyerhaeuser Canada and Weyerhaeuser Saskatchewan the Exchangeco Subsidiary Assets (other than the Delayed Transfer Assets) in exchange for (i) an aggregate purchase price of U.S.$500,000,000 and (ii) the assumption by Exchangeco Subsidiary of the Exchangeco Subsidiary Liabilities (other than the Delayed Transfer Liabilities).

(b) On the Closing Date, Exchangeco Subsidiary irrevocably assumes and agrees to faithfully pay, perform and discharge when due all Exchangeco Subsidiary Liabilities other than the Delayed Transfer Liabilities in partial consideration for the sale, assignment, transfer, conveyance or delivery by Weyerhaeuser Canada and Weyerhaeuser Saskatchewan of all the Exchangeco Subsidiary Assets (other than the Delayed Transfer Assets as provided in Section 2.03(a)).

SECTION 1.02. Exchangeco Subsidiary Assets

(a) “Exchangeco Subsidiary Assets” means all the business, properties, assets, goodwill and rights (including lease, license and other contractual rights) of whatever kind and nature, real or personal, tangible or intangible, that are owned by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan immediately prior to the purchase and sale of the Exchangeco Subsidiary Assets and Exchangeco Subsidiary Liabilities and used or held for use primarily in the operation or conduct of the Newco Business, other than (A) the Canadian Excluded Assets and (B) as otherwise provided for in this Section 1.02(a), which Exchangeco Subsidiary Assets shall include (in each case, other than the Canadian Excluded Assets):

(i)	all owned real property, leaseholds and other interests in real property of Weyerhaeuser Canada or Weyerhaeuser Saskatchewan used or held for use primarily in the operation or conduct of the Newco Business, including the owned real property, leaseholds and other interests in real property set forth on Schedule 1.02(a)(i), in each case together with Weyerhaeuser Canada’s or Weyerhaeuser Saskatchewan’s right, title and interest in, to and under all plants, facilities, buildings, structures, improvements and fixtures thereon and all easements and rights of way pertaining thereto or accruing to the benefit thereof and all other appurtenances and real property rights pertaining thereto (the “Transferred Real Property”);

(ii)	all raw materials, work-in-process, finished goods and products, supplies, parts and other inventories owned by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan (“Inventory”) that as of the close of business on the Closing Date are located on the Transferred Real Property and all other Inventory as of the close of business on the Closing Date, in each case that are used or held for use primarily in the operation or conduct of the Newco Business or produced by the Newco Business for use in or sale by the Newco Business (the “Transferred Inventory”);

(iii)	(A) all other tangible personal property and interests therein owned by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan (including all machinery, equipment, furniture, furnishings, tools and vehicles owned by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan) that are used or held for use primarily in the operation or conduct of the Newco Business, and (B) the machinery and equipment set forth on Schedule 1.02(a)(iii) (collectively, the “Transferred Equipment”);

(iv)	all accounts receivable of Weyerhaeuser Canada or Weyerhaeuser Saskatchewan solely arising out of the operation or conduct of the Newco Business;

(v)	(A) all patents (including all reissues, divisions, continuations and extensions thereof), patent applications, patent rights, trademarks, trademark registrations, trademark applications, servicemarks, trade names, business names, brand names, copyrights, copyright registrations, designs, design registrations, and all rights to any of the foregoing (collectively, the “Intellectual Property”), in each case that are owned by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan and used or held for use primarily in the operation or conduct of the Newco Business, including the Intellectual Property set forth on Schedule 1.02(a)(v) (the “Transferred Intellectual Property”), and (B) all rights, if any, owned by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan in the name and mark “Willamette”;

(vi)	all trade secrets, inventions, know-how, formulae, processes, procedures, research records, records of inventions, test information, market surveys, business potential analysis, strategic plans, consultants reports, technical reports and marketing know-how (“Technology”), in each case that are owned by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan and used or held for use solely in the operation or conduct of the Newco Business (the “Transferred Technology”);

(vii)	all permits, licenses, franchises, approvals or authorizations from any Governmental Entity (“Permits”) set forth on Schedule 1.02(a)(vii), and all other Permits that are held by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan and used or held for use primarily in the operation or conduct of the Newco Business, in each case to the extent such Permits are transferable (the “Transferred Permits”);

(viii)	all written contracts, leases, subleases, licenses, notes, bonds, debentures, indentures, guarantees, agreements, commitments and all other legally binding instruments, arrangements and understandings (“Contracts”) to which Weyerhaeuser Canada or Weyerhaeuser Saskatchewan is a party or by which Weyerhaeuser Canada or Weyerhaeuser Saskatchewan is bound that are set forth on Schedule 1.02(a)(viii), and all other Contracts to which Weyerhaeuser Canada or Weyerhaeuser Saskatchewan is a party or by which Weyerhaeuser Canada or Weyerhaeuser Saskatchewan is bound that are used or held for use primarily in, or that arise primarily out of, the operation or conduct of the Newco Business (the “Transferred Contracts”);

(ix)	all rights of Weyerhaeuser Canada or Weyerhaeuser Saskatchewan in and to products sold or leased (including products returned after the Closing Date and rights of Weyerhaeuser Canada or Weyerhaeuser Saskatchewan of rescission, replevin and reclamation) primarily in the operation or conduct of the Newco Business;

(x)	all credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items that are used or held for use primarily in, or that arise primarily out of, the operation or conduct of the Newco Business;

(xi)	all rights, claims, causes of action and credits owned by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan to the extent relating to any Exchangeco Subsidiary Asset or any Exchangeco Subsidiary Liability, including any such items arising under any guarantees, warranties, indemnities, rights of recovery, rights of set-off and similar rights in favor of Weyerhaeuser Canada or Weyerhaeuser Saskatchewan in respect of any Exchangeco Subsidiary Asset or any Exchangeco Subsidiary Liability;

(xii)	subject to Section 7.01 of the Contribution and Distribution Agreement, all books, records and other documents (including all books of account, ledgers,

general, financial, accounting and personnel records, files, invoices, customers’ and suppliers’ lists, other distribution lists, operating, production and other manuals, manufacturing and quality control records and procedures, billing records, sales and promotional literature) (in all cases, in any form or medium) owned by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan (“Records”) (A) that as of the close of business on the Closing Date are located at the Transferred Real Property and that are used or held for use primarily in, or that arise primarily out of, the conduct or operation of the Newco Business, or (B) that as of the close of business on the Closing Date are not located at the Transferred Real Property and that are solely used or held for use in the conduct or operation of the Newco Business (collectively, the “Transferred Records”);

(xiii)	all goodwill owned by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan generated by or associated with the Newco Business or the Exchangeco Subsidiary Assets;

(xiv)	all assets owned by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan that are expressly contemplated by the Tax Sharing Agreement as assets to be transferred to Exchangeco Subsidiary;

(xv)	all rights of Newco Canada Exchangeco, Exchangeco Subsidiary or any subsidiary of Newco Canada Exchangeco or Exchangeco Subsidiary under this Agreement or any Transaction Document;

(xvi)	all assets to be transferred to Exchangeco Subsidiary set forth on Schedule 1.02(a)(xvi) (the “Benefit Plan Assets”);

(xvii)	all other assets, properties, goodwill and rights of Weyerhaeuser Canada or Weyerhaeuser Saskatchewan reflected in the Interim Newco Balance Sheet other than assets, properties, goodwill and rights that are (A) sold, disposed or otherwise transferred after the date of such balance sheet, or (B) set forth on Schedule 1.02(a)(xvii);

(xviii)	all finished pulp manufactured at the Transferred Real Property owned by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan and that, as of the close of business on the Closing Date, is located at Weyerhaeuser Canada’s or Weyerhaeuser Saskatchewan’s facilities other than the Transferred Real Property to the extent allocated to Exchangeco Subsidiary in accordance with Schedule 2.04(d) to the Contribution and Distribution Agreement (the “Shared Inventory”); and

(xix)	all accounts receivable with respect to pulp sales pursuant to which a payment is owed by a third party to the Newco Business and the Weyerhaeuser Business to the extent allocated to Exchangeco Subsidiary in accordance with Schedule 2.04(d) to the Contribution and Distribution Agreement (the “Shared Accounts Receivable”).

(b) “Canadian Excluded Assets” shall mean the following assets owned by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan:

(i)	all assets set forth on Schedule 1.02(b)(i) or Schedule 1.02(a)(xvii);

(ii)	all cash and cash equivalents;

(iii)	subject to Section 6.01 of the Contribution and Distribution Agreement, all insurance policies and all rights and claims thereunder and any proceeds thereof;

(iv)	all rights, claims and credits to the extent relating to any Canadian Excluded Asset or any Canadian Retained Liability, including any such items arising under any guarantees, warranties, indemnities and similar rights in favor of Weyerhaeuser Canada or Weyerhaeuser Saskatchewan in respect of any Canadian Excluded Asset or any Canadian Retained Liability;

(v)	all shares of capital stock of, or other equity interests in, any affiliate of Weyerhaeuser Canada or Weyerhaeuser Saskatchewan or any other Person (in each case, other than Wapawekka Lumber and Wapawekka Lumber Partnership);

(vi)	all assets (other than the Benefit Plan Assets) relating to any employee benefit plan in which any employees of Weyerhaeuser Canada or Weyerhaeuser Saskatchewan or any of their respective affiliates participate;

(vii)	subject to Section 7.01 of the Contribution and Distribution Agreement or, as applicable, Section 5.09 of the Tax Sharing Agreement, all financial and tax Records relating to the Newco Business that form part of Weyerhaeuser Canada’s or Weyerhaeuser Saskatchewan’s general ledger;

(viii)	all (A) Records that are not Transferred Records, and (B) Records prepared in connection with the sale or transfer of the Newco Business, including bids received from third parties and analyses relating to the Newco Business;

(ix)	all rights of Weyerhaeuser Canada or Weyerhaeuser Saskatchewan under this Agreement or any Transaction Document;

(x)	the Retained Names;

(xi)	all owned real property, leaseholds and other interests in real property set forth on Schedule 1.02(b)(xi) and all owned real property, leaseholds and other interests that are not Transferred Real Property, in each case together with Weyerhaeuser Canada’s or Weyerhaeuser Saskatchewan’s right, title and interest in, to and under all buildings, improvements and fixtures thereon and all other appurtenances and real property rights pertaining thereto;

(xii)	all Intellectual Property set forth on Schedule 1.02(b)(xii) and all other Intellectual Property that is not Transferred Intellectual Property;

(xiii)	all Technology that is used or held for use in Weyerhaeuser Canada’s or Weyerhaeuser Saskatchewan’s fluff pulp and specialty pulp operations and all other Technology that is not Transferred Technology;

(xiv)	all Permits set forth on Schedule 1.02(b)(xiv) and all other Permits that are not Transferred Permits;

(xv)	all Contracts set forth on Schedule 1.02(b)(xv) and all other Contracts that are not Transferred Contracts;

(xvi)	all accounts receivable pursuant to which a payment is owed (i) by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan to any other member of the Weyerhaeuser Group, or (ii) by the Weyerhaeuser Business to the Newco Business;

(xvii)	any other property or assets not constituting Exchangeco Subsidiary Assets;

(xviii)	all corporate-level services of the type provided as of the date of the Canadian Purchase Agreement to the Newco Business by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan;

(xix)	all tangible personal property and interests therein (including all machinery, equipment, furniture, furnishings, tools and vehicles) set forth on Schedule 1.02(b)(xix) and all other tangible personal property that is not Transferred Equipment;

(xx)	all assets that are expressly contemplated by the Tax Sharing Agreement as assets to be retained by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan;

(xxi)	the Bowater Claim;

(xxii)	all finished pulp manufactured at the Transferred Real Property owned by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan and that, as of the close of business on the Closing Date, is located at Weyerhaeuser Canada’s or Weyerhaeuser Saskatchewan’s facilities other than the Transferred Real Property, other than the Shared Inventory; and

(xxiii)	all accounts receivable with respect to pulp sales pursuant to which a payment is owed by a third party to the Newco Business and the Weyerhaeuser Business, other than the Shared Accounts Receivable.

For the purposes of this Section 1.02(b) only, the “Newco Business” has the meaning given to such term in Section 8.13 without regards to the proviso in such definition.

SECTION 1.03. Exchangeco Subsidiary Liabilities

(a) “Exchangeco Subsidiary Liabilities” means all obligations, liabilities and commitments of any nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, absolute, accrued, contingent or otherwise and whether due or to become due (“Liabilities”), of each of Weyerhaeuser Canada and Weyerhaeuser Saskatchewan arising out of or primarily relating to the Exchangeco Subsidiary Assets, the Newco Business or the operation or conduct of the Newco Business prior to, on or after the Closing Date, excluding the Canadian Retained Liabilities, which Exchangeco Subsidiary Liabilities shall include (in each case, other than the Canadian Retained Liabilities):

(i)	all Liabilities of each of Weyerhaeuser Canada and Weyerhaeuser Saskatchewan under the Transferred Contracts and the Transferred Permits;

(ii)	all accounts payable and accrued liabilities of each of Weyerhaeuser Canada and Weyerhaeuser Saskatchewan solely arising out of the operation or conduct of the Newco Business;

(iii)	all Liabilities of each of Weyerhaeuser Canada and Weyerhaeuser Saskatchewan arising out of or primarily relating to any and all products manufactured or sold by the Newco Business at any time, including obligations, liabilities and commitments for refunds, adjustments, allowances, repairs, exchanges, returns and warranty, product liability, merchantability and other claims relating to such products;

(iv)	all Liabilities of each of Weyerhaeuser Canada and Weyerhaeuser Saskatchewan arising as a result of at any time being the owner, lessee or occupant of, or the operator of the activities conducted at, the Transferred Real Property;

(v)	all Environmental Liabilities of each of Weyerhaeuser Canada and Weyerhaeuser Saskatchewan at any time arising out of or primarily relating to the operation or conduct of the Newco Business or the ownership of, or activities conducted at, the Transferred Real Property;

(vi)	all Liabilities of each of Weyerhaeuser Canada and Weyerhaeuser Saskatchewan in respect of any suit, action or proceeding (a “Proceeding”), pending or threatened, and claims, whether or not presently asserted, at any time arising out of or primarily relating to the operation or conduct of the Newco Business;

(vii)	all employment and employee benefit-related Liabilities of each of Weyerhaeuser Canada and Weyerhaeuser Saskatchewan with respect to Transferred Employees and their dependents and beneficiaries (regardless of when or whether such Liabilities arose, arise, were or are incurred), including under or with respect to any Newco Benefit Plan or Newco Benefit Agreement set forth on Schedule 1.03(a)(vii), other than the Retained Benefit Liabilities (the “Benefit Plan Liabilities”);

(viii)	all Liabilities to be expressly assumed by Exchangeco Subsidiary pursuant to this Agreement or any Transaction Documents (including all Taxes to the extent responsibility therefor is assigned to Exchangeco Subsidiary under the Tax Sharing Agreement);

(ix)	all Liabilities of each of Weyerhaeuser Canada and Weyerhaeuser Saskatchewan reflected in the Interim Newco Balance Sheet other than Liabilities discharged after the date of such balance sheet; and

(x)	all accounts payable with respect to pulp liabilities pursuant to which a payment is owed collectively by the Newco Business and the Weyerhaeuser Business to any third party to the extent allocated to Exchangeco Subsidiary in accordance with Schedule 2.04(d) of the Contribution and Distribution Agreement (the “Shared Accounts Payable”).

(b) “Canadian Retained Liabilities” means the following Liabilities of Weyerhaeuser Canada or Weyerhaeuser Saskatchewan:

(i)	all Liabilities not constituting Exchangeco Subsidiary Liabilities;

(ii)	all Liabilities (A) under the Weyerhaeuser Stock Plans (other than any Liabilities with respect to Spinco equity awards issued or required to be issued pursuant to Section 6.08 of the Transaction Agreement) and the Newco Canadian Pension Plans (other than the Assumed Canadian Plans), (B) under or with respect to any Newco Benefit Plan or any Newco Benefit Agreement not set forth on Schedule 1.03(a)(vii), (C) for severance benefits payable to salaried employees of Weyerhaeuser Saskatchewan at its facilities located in Prince Albert, Saskatchewan and Big River, Saskatchewan in respect of terminations occurring prior to the Closing Date and (D) arising out of claims for medical benefits incurred on or prior to the Closing Date (such plans, collectively, the “Excluded Benefit Plans” and such Liabilities, collectively, the “Retained Benefit Liabilities”);

(iii)	all Liabilities to be expressly retained or assumed by each of Weyerhaeuser Canada and Weyerhaeuser Saskatchewan pursuant to this Agreement or any Transaction Documents (including all Taxes to the extent responsibility therefor is assigned to Weyerhaeuser Canada or Weyerhaeuser Saskatchewan as members of the Weyerhaeuser Group under the Tax Sharing Agreement);

(iv)	all Liabilities under Environmental Laws arising out of or primarily relating to real property, plants and other facilities formerly owned or leased by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan and not included in the Transferred Real Property;

(v)	all accounts payable pursuant to which a payment is owed (i) by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan to any other member of the Weyerhaeuser Group, or (ii) by the Newco Business to the Weyerhaeuser Business;

(vi)	all Liabilities to the extent arising out of (x) any exposure to asbestos or asbestos-containing materials present in products formerly manufactured at facilities located on the Transferred Real Property or at any other facility now or formerly owned by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan or (y) the pre-closing manufacture of these products at such facilities;

(vii)	all accounts payable with respect to pulp liabilities pursuant to which a payment is owed collectively by the Newco Business and the Weyerhaeuser Business to any third party, other than the Shared Accounts Payable; and

(viii)	all Liabilities set forth on Schedule 1.03(b)(viii).

ARTICLE II

Closing and Purchase Price Payment

SECTION 2.01. Closing. The closing of the transfer and assumption of the Exchangeco Subsidiary Assets and the Exchangeco Subsidiary Liabilities (the “Closing”) shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, at 10:00 a.m. on • . The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 2.02. Transactions To Be Effected at the Closing. At the Closing:

(a) In furtherance of the assignment, transfer and conveyance of Exchangeco Subsidiary Assets and the assumption of Exchangeco Subsidiary Liabilities, on the Closing Date and, with respect to Delayed Transfer Assets and Delayed Transfer Liabilities, at such time after the Closing Date as such Delayed Transfer Asset or Delayed Transfer Liability can be transferred (a) Weyerhaeuser Canada and Weyerhaeuser Saskatchewan shall execute and deliver such bills of sale, deeds, lease assignments and assumptions, leases, subleases, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment (including supplemental transfer tax forms, if applicable) as and to the extent necessary to evidence the transfer, conveyance and assignment of Weyerhaeuser Canada and Weyerhaeuser Saskatchewan’s right, title and interest in and to the Exchangeco Subsidiary Assets to Exchangeco Subsidiary (collectively, the “Asset Conveyance Documents”), and (b) Exchangeco Subsidiary shall execute and deliver to Weyerhaeuser Canada and Weyerhaeuser Saskatchewan such assignments of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption by Exchangeco Subsidiary of the Exchangeco Subsidiary Liabilities (collectively, the “Liabilities Assumption Documents”); provided that any instruments executed and delivered pursuant to this Section 2.02 shall be in form acceptable to Domtar, which consent shall not be unreasonably withheld or delayed. It is agreed that the deeds, bills of sale, assignments, instruments of transfer, agreements and other documents referred to this Section 2.02 shall not require Weyerhaeuser Canada or Weyerhaeuser Saskatchewan or Exchangeco Subsidiary to make any representations, warranties or covenants, expressed or implied, which are not otherwise contained in this Agreement or any ancillary agreements to which it is a party. It is agreed that the deeds for the owned property shall not include the covenants implied by Section 5 of the Land Registration Reform Act (Ontario), as amended, or similar legislation, if any, in the Provinces of British Columbia and Saskatchewan.

(b) Exchangeco Subsidiary shall deliver to Weyerhaeuser Canada and Weyerhaeuser Saskatchewan (i) payment, by wire transfer of immediately available funds to one or more accounts designated in writing by Weyerhaeuser Canada and Weyerhaeuser Saskatchewan (such designation to be made at least two Business Days prior to the Closing Date), in an aggregate amount equal to US$500,000,000.

SECTION 2.03. Delayed Transfer Assets and Delayed Transfer Liabilities.

(a) Anything in this Agreement to the contrary notwithstanding, each of Weyerhaeuser Canada and Weyerhaeuser Saskatchewan shall not be obligated to assign, transfer, convey or deliver to Exchangeco Subsidiary and Exchangeco Subsidiary shall not be obligated to assume any of the rights and obligations under any Delayed Transfer Asset or Delayed Transfer Liability until such time as all Legal Impediments are removed and/or all Consents and/or Governmental Approvals necessary for the legal transfer and/or assumption thereof are obtained. Each of the parties hereto agrees that the Delayed Transfer Assets shall be assigned, transferred, conveyed and delivered, and any Delayed Transfer Liabilities shall be assumed, in accordance with the provisions of Section 2.04. On the Closing Date, Weyerhaeuser Canada and Weyerhaeuser Saskatchewan shall deliver to Exchangeco Subsidiary a schedule setting forth all material Delayed Transfer Assets and Delayed Transfer Liabilities existing as of the Closing Date.

(b) In the event that at any time or from time to time (whether prior to or after the Closing Date), any party hereto shall receive or otherwise possess any asset that is allocated to any other Person pursuant to this Agreement or any other Transaction Document, such party shall promptly transfer, or cause to be transferred, such asset to the Person so entitled thereto. Prior to any such transfer, the Person receiving or possessing such asset shall hold such asset in trust for any such other Person.

SECTION 2.04. Governmental Approvals and Consents.

(a) Subject to Section 6.07(c) of the Transaction Agreement, upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, on the Closing Date, the transactions contemplated by this Agreement and the other Transaction Documents, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

(b) If the transfer, assignment or assumption of any Delayed Transfer Asset or any Delayed Transfer Liability intended to be transferred, assigned or assumed hereunder is not consummated prior to or at the Closing Date then Weyerhaeuser Canada if it retains such Delayed Transfer Asset or such Delayed Transfer Liability or Weyerhaeuser Saskatchewan if it retains such Delayed Transfer Asset or Delayed Transfer Liability shall thereafter hold such Delayed Transfer Asset or such Delayed Transfer Liability for the use and benefit, insofar as reasonably practicable, of Exchangeco Subsidiary (at the expense of Exchangeco Subsidiary). In addition, Weyerhaeuser Canada if it retains such Delayed Transfer Asset or such Delayed Transfer Liability or Weyerhaeuser Saskatchewan if it retains such Delayed Transfer Asset or Delayed Transfer Liability shall take such other actions in order to place Exchangeco Subsidiary, insofar as reasonably practicable, in the same position as if such Delayed Transfer Asset or such Delayed Transfer Liability had been transferred or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed Transfer Asset or such Delayed Transfer Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such asset, are to inure from and after the Closing Date to Exchangeco Subsidiary. To the extent permitted by law and to the extent otherwise permissible in light of any Legal Impediment or required Consent and/or Governmental Approval, Exchangeco Subsidiary shall be entitled to, and shall be responsible for, the management and the benefits and burdens of any Delayed Transfer Asset or any Delayed Transfer Liability not yet transferred to or assumed by it as a result of this Section 2.04(b) and the parties hereto agree to use reasonable best efforts to cooperate and coordinate with respect thereto.

(c) If and when the Legal Impediments and the Consents and/or Governmental Approvals, the failure to remove or the absence of which caused the deferral of the transfer or assumption of any Exchangeco Subsidiary Asset or Exchangeco Subsidiary Liability pursuant to Section 2.03, are removed or obtained, as the case may be, the transfer and assumption of the applicable Exchangeco Subsidiary Asset or Exchangeco Subsidiary Liability shall be promptly effected in accordance with the terms of this Agreement without the payment of additional consideration. After the Closing Date, subject to Section 2.04(d), Weyerhaeuser Canada and Weyerhaeuser Saskatchewan shall use reasonable best efforts to remove such Legal Impediments and obtain such Consents and/or Governmental Approvals as promptly as practicable.

(d) Weyerhaeuser Canada if it retains a Delayed Transfer Asset or Delayed Transfer Liability or Weyerhaeuser Saskatchewan if it retains such Delayed Transfer Asset or Delayed Transfer Liability due to the deferral of the transfer or assumption of such Exchangeco Subsidiary Asset or Exchangeco Subsidiary Liability pursuant to Section 2.03 shall not be obligated, in connection with this Section 2.04, to expend any money unless the necessary funds are advanced by Exchangeco Subsidiary, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Exchangeco Subsidiary. Exchangeco Subsidiary holding a Canadian Excluded Asset or a Canadian Retained Liability improperly transferred to or assumed by Exchangeco Subsidiary shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan as applicable, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan as applicable.

(e) If consent to assign the Bowater Agreement is needed but has not been obtained, the Bowater Agreement shall be a Delayed Transfer Asset in accordance with this Section 2.04. In such event, Weyerhaeuser Canada shall pursue, upon written request of Exchangeco Subsidiary and subject to Sections 2.04(b) and 2.04(d), any claims for indemnification or reimbursement with respect to any liabilities and obligations for which the

Bowater Agreement provides that Weyerhaeuser and/or Weyerhaeuser Canada has an indemnification or reimbursement claim. To the extent Exchangeco Subsidiary makes any payment with respect to any liability of Weyerhaeuser or Weyerhaeuser Canada for which Weyerhaeuser or Weyerhaeuser Canada would be entitled to indemnification or reimbursement under the Bowater Agreement, Exchangeco Subsidiary shall be subrogated to the maximum extent permitted by applicable Law to all rights of Weyerhaeuser and Weyerhaeuser Canada to indemnification and reimbursement under the Bowater Agreement with respect to such liability, and Weyerhaeuser or Weyerhaeuser Canada shall promptly pay to Exchangeco Subsidiary the proceeds received by Weyerhaeuser or Weyerhaeuser Canada from any claims for indemnification or reimbursement under the Bowater Agreement. The foregoing shall not apply to any liabilities and obligations with respect to the Bowater Claim, which is expressly excluded from this Section 2.04.

ARTICLE III

Covenants

SECTION 3.01. Further Assurances. From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

SECTION 3.02. Rights Under Weyerhaeuser Insurance Policies.

(a) Weyerhaeuser Canada and Weyerhaeuser Saskatchewan shall keep all insurance policies currently maintained with respect to the Exchangeco Subsidiary Assets and the Newco Business (the “Seller Insurance Policies”), or suitable replacements therefor, in full force and effect through the close of business on the Closing Date. Exchangeco Subsidiary acknowledges that any and all Seller Insurance Policies are owned and maintained by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan or any member of the Weyerhaeuser Group (and not the Newco Business) and are Canadian Excluded Assets. Subject to Section 3.02(b), Exchangeco Subsidiary will not have any rights under the Seller Insurance Policies from and after the Closing Date.

(b) If any Exchangeco Subsidiary Asset or the Newco Business suffers or has suffered any damage, destruction or other casualty loss or any Exchangeco Subsidiary Liability arises that is insured under the Seller Insurance Policies and arises or has arisen prior to the Closing Date (but in the case of a loss arising from damage, destruction or other casualty loss to any Exchangeco Subsidiary Asset, after March 25, 2006), Weyerhaeuser Canada and/or Weyerhaeuser Saskatchewan as applicable shall, or shall cause the appropriate member of the Weyerhaeuser Group to, (i) assert a claim under the appropriate Seller Insurance Policies, if any, and (ii) (x) surrender to Exchangeco Subsidiary after the Closing Date any insurance proceeds received by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan or any other member of the Weyerhaeuser Group under any Seller Insurance Policy with respect to such damage, destruction, liability or loss, less any amount of cash or proceeds applied by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan to the physical restoration of such asset or payment of such liability, and (y) assign to Exchangeco Subsidiary after the Closing Date all rights of Weyerhaeuser Canada or Weyerhaeuser Saskatchewan with respect to any causes of action (other than the rights with respect to causes of actions under the Seller Insurance Policies, which are hereby expressly retained by Weyerhaeuser Canada and Weyerhaeuser Saskatchewan), whether or not litigation has commenced as of the Closing Date, in connection with such damage, destruction, liability or loss, provided, however, that the amount of the insurance proceeds to be surrendered to Exchangeco Subsidiary shall be reduced by the amount of any applicable deductibles and co-payment provisions or any payment, reinsurance or reimbursement obligations of Seller or any member of the Weyerhaeuser Group in respect thereof. During three years after the Closing Date (or, if later, until the final resolution of any relevant claim relating to the Newco Business), Weyerhaeuser Canada and Weyerhaeuser Saskatchewan shall not amend, terminate, buy-out, extinguish or otherwise modify its or their respective liability under any Seller Insurance Policies in a manner that would adversely affect Exchangeco Subsidiary’s rights pursuant to this Section 3.02(b); provided, however that this sentence shall not require Weyerhaeuser Canada or Weyerhaeuser Saskatchewan to renew or keep from lapsing any Seller Insurance Policy.

ARTICLE IV

Employment Matters

SECTION 4.01. Offers of Employment. Offers of Employment. On or prior to the Closing Date, Weyerhaeuser Canada and Weyerhaeuser Saskatchewan shall use all reasonable efforts to transfer to Exchangeco Subsidiary, including by causing Exchangeco Subsidiary to offer employment to (a) each Newco Employee set forth on Schedule 4.01(a), (b) each Mill Employee other than those set forth on Schedule 4.01(b), (c) each Newco Employee set forth on Schedule 4.01(c), (d) each Newco Employee employed in connection with the Forest Licenses in Ontario and Saskatchewan to be transferred to Exchangeco Subsidiary (the “Forest Management Employees”) set forth on Schedule 4.01(d), and (e) Newco Employees or new hires employed in Canada to perform the functions set forth on Schedule 2.11(a)(v) to the Contribution and Distribution Agreement in accordance with Section 6.09(a)(iii) of the Transaction Agreement, provided, that, with the exception of the new hires included in clause (e), such Newco Employees are employed by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan immediately prior to the Closing Date. Notwithstanding the foregoing, no Canadian Disabled Employee shall become an employee of Exchangeco Subsidiary other than in accordance with Section 4.02. The parties agree that no employee (other than the new hires referenced in clause (e) above) who is not engaged in the Newco Business will be offered employment by Exchangeco Subsidiary. For purposes of this Section 4.01, “Mill Employee” means any Newco Employee employed by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan at the Transferred Real Property immediately prior to the Closing Date (including any individuals who are not actively at work on the Closing Date due to vacation, holiday, illness, jury duty, bereavement leave or other authorized leave of absence and Canadian Disabled Employees, except to the extent contemplated in Section 4.02).

SECTION 4.02. Disabled Employees. Newco Employees employed by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan who are on short-term or long-term disability leave on the Closing Date (“Canadian Disabled Employees”), other than union employees at Dryden, Ontario; Ear Falls, Ontario; Big River, Saskatchewan; Prince Albert, Saskatchewan and Kamloops, British Columbia, will not be offered employment by Exchangeco Subsidiary until such time, if any, as they are determined by the relevant insurer to be no longer eligible for benefits under the applicable Weyerhaeuser Canada or Weyerhaeuser Saskatchewan short-term or long-term disability plan and present themselves for re-employment, at which time any such employee shall be offered employment, to the extent such employee is able to return to employment (including with any reasonable accommodation), with Exchangeco Subsidiary on the terms and conditions generally applicable to the Newco Employees who became employees of Exchangeco Subsidiary on the Closing Date. Prior to such time, Weyerhaeuser Canada or Weyerhaeuser Saskatchewan, as applicable, shall retain all liability with respect to providing short-term and long-term disability benefits to such Canadian Disabled Employees to the extent the Canadian Disabled Employees are eligible to receive such benefits. The employment of the Canadian Disabled Employees who are union employees at Dryden, Ontario; Ear Falls, Ontario; Big River, Saskatchewan; Prince Albert, Saskatchewan and Kamloops, British Columbia will continue with Exchangeco Subsidiary effective as of the Closing Date but such employees will continue to receive short-term and long-term disability benefits under the applicable benefit plans of Weyerhaeuser Canada or Weyerhaeuser Saskatchewan, as applicable, for so long as they are eligible to receive such benefits under such plans, provided that, Exchangeco Subsidiary fully and promptly reimburses Weyerhaeuser Canada and Weyerhaeuser Saskatchewan for all costs incurred in allowing for such continued participation in such Weyerhaeuser Canada and Weyerhaeuser Saskatchewan benefit plans and that Exchangeco Subsidiary makes all reasonable efforts, including accommodation, to allow such employees to return to active employment.

SECTION 4.03. Transfer of Assets and Assumption of Liabilities. Effective as of the Closing Date, (i) Weyerhaeuser Canada and Weyerhaeuser Saskatchewan shall transfer the Benefit Plan Assets to Exchangeco Subsidiary; and (ii) Exchangeco Subsidiary shall assume the Benefit Plan Liabilities, in each case in accordance with the provisions of Section 6.09 of the Transaction Agreement.

SECTION 4.04. Retiree Benefits. Notwithstanding any provision of this Agreement to the contrary, following the Closing Date, if Exchangeco Subsidiary negotiates any changes in benefit levels or cost sharing that increase the retiree benefits for Newco Employees employed by Exchangeco Subsidiary under a collective bargaining agreement, Exchangeco Subsidiary shall ensure that such changes will not apply to any persons who retired prior to the Closing Date. In the event that, notwithstanding the preceding limitation or anything to the contrary in this Agreement, Exchangeco Subsidiary negotiates any changes in benefit levels or cost sharing that increase the retiree benefits under a collective bargaining agreement for Newco Employees employed by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan who do not become employees of Exchangeco Subsidiary and who retired prior to the Closing Date, Exchangeco Subsidiary shall promptly reimburse Weyerhaeuser Canada and Weyerhaeuser Saskatchewan for all costs, expenses or liabilities resulting from such increase and shall indemnify and hold harmless Weyerhaeuser Canada or Weyerhaeuser Saskatchewan for any Liabilities arising in connection therewith.

SECTION 4.05. Assumed Canadian Plans. (a) Effective as of the Closing Date, Weyerhaeuser Canada and Weyerhaeuser Saskatchewan shall cause to be assigned and transferred to Exchangeco Subsidiary all of their rights, obligations and liabilities with respect to the Assumed Canadian Plans. Exchangeco Subsidiary shall accept such assignment and transfer and assume all liabilities, duties and responsibilities required of it as the successor sponsor of the Assumed Canadian Plans in accordance with the terms thereof and applicable laws. Weyerhaeuser Canada and Weyerhaeuser Saskatchewan shall cause to be done all things required of them, and Exchangeco Subsidiary shall cause to be done all things required of it, under applicable laws to establish Exchangeco Subsidiary as successor sponsor to Weyerhaeuser Canada and Weyerhaeuser Saskatchewan under the terms of the Assumed Canadian Plans as provided hereunder. Effective as of the Closing Date, Exchangeco Subsidiary will be responsible for all costs and expenses related to the Assumed Canadian Plans, including all contributions required under the terms of such plans or applicable laws in respect of any funding deficiencies thereunder.

(b) It is understood that assets held pursuant to funding agreements in respect of the Assumed Canadian Plans are invested in a master trust arrangement maintained by Weyerhaeuser Canada and, as soon as practicable after the Effective Time, Weyerhaeuser Canada shall cause the interests held by the Assumed Canadian Plans in such master trust to be redeemed or transferred as the case may be in cash or in specie, as determined by Weyerhaeuser Canada in consultation with Exchangeco Subsidiary. Weyerhaeuser Canada and Weyerhaeuser Saskatchewan shall have no obligation to assign or transfer to Exchangeco Subsidiary or to any funding media held by Exchangeco Subsidiary any interest in the said master trust. Subject to the foregoing, Exchangeco Subsidiary shall establish a trust or trusts for the purpose of assuming assets held under the Assumed Canadian Plans or assume the trusts held under the Assumed Canadian Plans subject to the consent of the trustee thereunder (which Weyerhaeuser Canada or Weyerhaeuser Saskatchewan, as applicable, shall use reasonable best efforts to obtain) and provided any trust to be assumed holds no interest in the aforesaid master trust at the time it is assumed. Exchangeco Subsidiary agrees that Weyerhaeuser Canada and Weyerhaeuser Saskatchewan shall be entitled, but shall not be obligated, to transfer the assets of the Assumed Canadian Plans from the master trust to a short-term money market fund. Subject to the direction and authorization of Exchangeco Subsidiary and at the expense of Exchangeco Subsidiary, Weyerhaeuser Canada or Weyerhaeuser Saskatchewan, as applicable, shall continue to administer each Assumed Canadian Plan until effective control and direction of the Assumed Canadian Plans is transferred to Exchangeco Subsidiary which Weyerhaeuser Canada or Weyerhaeuser Saskatchewan, as applicable, shall use reasonable best efforts to accomplish as quickly as practicable. For the avoidance of doubt, neither Weyerhaeuser Canada nor Weyerhaeuser Saskatchewan shall be construed as the agent of Exchangeco Subsidiary for this purpose. The only responsibility of Weyerhaeuser Canada and Weyerhaeuser Saskatchewan in connection with the Assumed Canadian Plans from the Closing Date to the date effective control is acquired by Exchangeco Subsidiary and all necessary approvals are obtained from the applicable Governmental Entity shall be to execute the directions of Exchangeco Subsidiary. Exchangeco Subsidiary shall indemnify and save harmless Weyerhaeuser Canada and Weyerhaeuser Saskatchewan from and against all damage, liability, loss, expense or cost that Weyerhaeuser Canada and Weyerhaeuser Saskatchewan incur as a result of Exchangeco Subsidiary’s failure to provide directions or authorizations to Weyerhaeuser Canada or Weyerhaeuser Saskatchewan, as applicable, or as a result of Weyerhaeuser Canada’s or Weyerhaeuser Saskatchewan’s compliance with directions or authorizations provided by Exchangeco Subsidiary, in each case in connection with the Assumed Canadian Plans on or after the Closing Date. After effective control is acquired by Exchangeco Subsidiary and all necessary approvals are obtained from the applicable Governmental Entity, Weyerhaeuser Canada and Weyerhaeuser Saskatchewan shall have no further obligations or liabilities under any Assumed Canadian Plan or funding arrangement held thereunder and Exchangeco

Subsidiary shall be responsible for all obligations, liabilities and commitments relating to such plans both before and after the Closing Date and in respect of Transferred Employees and any other person entitled to rights, benefits or payments under the Assumed Canadian Plans.

ARTICLE V

Mutual Releases/Indemnification

SECTION 5.01. Release of Pre-Closing Claims.

(a) Except as provided in Section 5.01(c), effective as of the Closing Date, Exchangeco Subsidiary does hereby, for itself and its affiliates (other than any member of the Weyerhaeuser Group), successors and assigns, remise, release and forever discharge Weyerhaeuser Canada and Weyerhaeuser Saskatchewan and the members of the Weyerhaeuser Group, their respective affiliates (other than any member of the Spinco Group), successors and assigns from any and all liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Closing Date, including in connection with the transactions and all other activities to implement the purchase and sale of the Exchangeco Subsidiary Assets and Exchangeco Subsidiary Liabilities.

(b) Except as provided in Section 5.01(c), effective as of the Closing Date, Weyerhaeuser Canada and Weyerhaeuser Saskatchewan do hereby, for themselves, their respective affiliates (other than any member of the Spinco Group), successors and assigns, remise, release and forever discharge Exchangeco Subsidiary, the respective members of the Spinco Group, their respective Affiliates (other than any member of the Weyerhaeuser Group), successors and assigns from any and all liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Closing Date, including in connection with the transactions and all other activities to implement the purchase and sale of the Exchangeco Subsidiary Assets and Exchangeco Subsidiary Liabilities.

(c) Nothing contained in Section 5.01(a) or 5.01(b) shall impair any right of any Person to enforce this Agreement, or any other Transaction Document. Nothing contained in Section 5.01(a) or 5.01(b) shall release any Person from:

(i)	any liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other liability of any member of any Group under this Agreement or any other Transaction Document;

(ii)	any liability that the parties may have with respect to indemnification pursuant to this Agreement for claims brought against the parties by third Persons, which liability shall be governed by the provisions of this Article V and, if applicable, the appropriate provisions of the other Transaction Documents; or

(iii)	any liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 5.01.

(d) Exchangeco Subsidiary shall not make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Weyerhaeuser Canada or Weyerhaeuser Saskatchewan or any member of the Weyerhaeuser Group, or any other Person released pursuant to Section 5.01(a), with respect to any liabilities released pursuant to Section 5.01(a). Weyerhaeuser Canada and Weyerhaeuser Saskatchewan shall not make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against Exchangeco Subsidiary or any member of the Spinco Group, or any other Person released pursuant to Section 5.01(b), with respect to any liabilities released pursuant to Section 5.01(b).

(e) At any time, at the request of the other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 5.01.

SECTION 5.02. Indemnification by Weyerhaeuser Canada and Weyerhaeuser Saskatchewan. From and after the Closing Date, Weyerhaeuser Canada and Weyerhaeuser Saskatchewan shall jointly and severally, indemnify, defend and hold harmless Exchangeco Subsidiary and its Affiliates and each of their respective officers, directors, employees, shareholders, agents and representatives (the “Exchangeco Subsidiary Indemnitees”) from and against any and all claims, losses, damages, liabilities, obligations or expenses, including reasonable legal fees and expenses (collectively, “Losses”), to the extent arising or resulting from any of the following:

(i)	any Canadian Retained Liability;

(ii)	any liabilities (including third party claims) imposed on, sustained, incurred or suffered by any of the Exchangeco Subsidiary Indemnitees arising out of or relating primarily to the operation of any portion of the Weyerhaeuser Business by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan, the assets of the Weyerhaeuser Business owned by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan or the failure of Weyerhaeuser Canada or Weyerhaeuser Saskatchewan to pay, perform or otherwise promptly discharge any Canadian Retained Liabilities in accordance with their terms, whether occurring, existing or asserted before, on or after the Closing Date (other than the Exchangeco Subsidiary Liabilities);

(iii)	any fees, expenses or other payments incurred or owed by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan to any agent, broker, investment banker or other firm or Person retained or employed by them in connection with the transactions contemplated by this Agreement and the other Transaction Documents, except to the extent set forth in Section 6.11 of the Transaction Agreement; and

(iv)	any claim that the transactions contemplated by this Agreement and the other Transaction Documents effected prior to or at Closing give rise to any severance or other similar benefits with respect to, or constitute an actual or constructive termination or severance of employment of, any Transferred Employee or any employee of Weyerhaeuser Canada or Weyerhaeuser Saskatchewan who is not a Transferred Employee; and

(v)	the non-compliance by Weyerhaeuser Canada with the provisions of the Bulk Sales Act (Ontario) in connection with the sale of the Exchangeco Subsidiary Assets to Exchangeco Subsidiary pursuant to this Agreement.

SECTION 5.03. Indemnification by Exchangeco Subsidiary. (a) From and after the Closing Date, Exchangeco Subsidiary shall indemnify, defend and hold harmless Weyerhaeuser Canada, Weyerhaeuser Saskatchewan and each of their respective Affiliates, officers, directors, employees, shareholders, agents and representatives (the “Weyerhaeuser Canada Indemnitees”) from and against any and all Losses, to the extent arising or resulting from any of the following:

(i)	any Exchangeco Subsidiary Liability;

(ii)	any liabilities (including third party claims) imposed on, sustained, incurred or suffered by any of the Weyerhaeuser Canada Indemnitees arising out of or relating primarily to the operation of any portion of the Newco Business by Exchangeco Subsidiary, the Newco Canadian Exchangeco Assets or the failure of Exchangeco Subsidiary to pay, perform or otherwise promptly discharge any Exchangeco Subsidiary Liabilities in accordance with their terms, whether occurring, arising, existing or asserted before, on or after the Closing Date (other than the Canadian Retained Liabilities and the other Retained Liabilities (other than the Exchangeco Subsidiary Liabilities));

(iii)	any claim that any action taken or omission by Exchangeco Subsidiary after the Closing gives rise to any severance or other similar benefits with respect to, or constitutes an actual or constructive termination or severance of employment of, any Transferred Employee; and

(iv)	any discontinuance, suspension or modification by Newco Canada, Newco Canada Exchangeco, Exchangeco Subsidiary or any of their respective Canadian affiliates of any New Benefit Plan or Assumed Canadian Plan after the Closing Date.

(b) Newco Canada Exchangeco hereby guarantees (jointly and severally with Spinco and Newco who have pursuant to Section 4.05(b) of the Contribution and Distribution Agreement jointly and severally guaranteed the due and complete performance by Exchangeco Subsidiary of its obligations under Section 4.05(a) of the Contribution and Distribution Agreement) the due and complete performance by Exchangeco Subsidiary of its obligations under Section 5.03(a).

SECTION 5.04. Indemnification Procedures.

(a) Procedures Relating to Indemnification of Third Party Claims. If any party (the “Indemnified Party”) receives written notice of the commencement of any action or proceeding or the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought under Section 5.02 or 5.03 (a “Third Party Claim”), and such Indemnified Party intends to seek indemnity pursuant to this Article V, the Indemnified Party shall promptly provide the other party (the “Indemnifying Party”) with written notice of such Third Party Claim, stating the nature, basis and the amount thereof, to the extent known, along with copies of the relevant documents evidencing such Third Party Claim and the basis for indemnification sought. Failure of the Indemnified Party to give such notice will not relieve the Indemnifying Party from liability on account of this indemnification, except if and to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party will have 30 days from receipt of any such notice of a Third Party Claim to give notice to assume the defense thereof. If notice to the effect set forth in the immediately preceding sentence is given by the Indemnifying Party, the Indemnifying Party will have the right to assume the defense of the Indemnified Party against the Third Party Claim with counsel of its choice; provided, however, that such counsel is reasonably satisfactory to the Indemnified Party; provided, further, however, that in the event the Indemnifying Party assumes the defense of any Third Party Claim it shall actively pursue such defense in good faith. If the Indemnifying Party does not assume the defense of such Third Party Claim within 30 days of receipt of such notice, the Indemnified Party against which such Third Party Claim has been asserted will have the right to assume the defense thereof, at its sole cost and expense, upon delivery of notice to such effect to the Indemnifying Party; provided, however, that if the Indemnifying Party at any time thereafter agrees to assume the defense of such Third Party Claim, the Indemnifying Party shall bear the reasonable fees, costs and expenses of the Indemnified Party’s counsel incurred prior to the time of the Indemnifying Party’s assumption of such defense. So long as the Indemnifying Party has assumed the defense of the Third Party Claim in accordance herewith, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party and (iii) the Indemnifying Party will not (A) admit to any wrongdoing or (B) consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim to the extent such judgment or settlement provides for (x) relief other than money damages or (y) money damages if the Indemnifying Party has not acknowledged in writing that it shall be responsible for such money damages, in each case, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The parties will use their reasonable best efforts to minimize Losses from Third Party Claims and will act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The parties will also cooperate in any such defense and give each other reasonable access to all information relevant thereto. Whether or not the Indemnifying Party has assumed the defense, such Indemnifying Party will not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to without the Indemnifying Party’s prior written consent.

(b) Procedures for Non-Third Party Claims. The Indemnified Party will notify the Indemnifying Party in writing promptly of its discovery of any matter that does not involve a Third Party Claim giving rise to the claim of indemnity pursuant hereto. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from liability on account of this indemnification, except only to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party will have 30 days from receipt of any such notice to give notice of dispute of the claim to the Indemnified Party. The Indemnified Party will reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation will include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

SECTION 5.05. Indemnification as Sole and Exclusive Remedy. Subject to Section 5.07(a), Weyerhaeuser Canada, Weyerhaeuser Saskatchewan, Newco Canada Exchangeco, and Exchangeco Subsidiary acknowledge and agree that, after the Closing, Weyerhaeuser Canada, Weyerhaeuser Saskatchewan, Newco Canada Exchangeco and Exchangeco Subsidiary’s sole and exclusive remedy with respect to any and all claims relating to this Agreement, the Newco Business, the Exchangeco Subsidiary Assets, the Canadian Excluded Assets, the Exchangeco Subsidiary Liabilities, the Canadian Retained Liabilities or the transactions contemplated by this Agreement and the Ancillary Agreements shall be pursuant to the indemnification provisions set forth in this Article V. In furtherance of the foregoing and subject to the indemnification provision set forth in this Article V, Weyerhaeuser Canada, Weyerhaeuser Saskatchewan, Newco Canada Exchangeco and Exchangeco Subsidiary hereby waive, from and after the Closing Date, any and all rights, claims and causes of action Weyerhaeuser Canada, Weyerhaeuser Saskatchewan or any other Weyerhaeuser Canada Indemnitee, on the one hand, and Newco Canada Exchangeco, Exchangeco Subsidiary or any other Exchangeco Subsidiary Indemnitee, on the other hand, may have against Newco Canada Exchangeco, Exchangeco Subsidiary or any of their Affiliates or, respectively, Weyerhaeuser Canada, Weyerhaeuser Saskatchewan or any of their Affiliates, or their respective directors, officers and employees arising under or based upon any federal, state, provincial, local or foreign statute, law, ordinance, rule or regulation or otherwise (including with respect to environmental matters generally). This Section 5.05 will not apply to any breach following the Effective Time of the Transaction Agreement, the Tax Sharing Agreement, the Intellectual Property Licence Agreement, the Site Services Agreements, the Fiber Supply Agreements and the Transition Service Agreement.

SECTION 5.06. Calculation of Indemnity Payments. The amount of any Loss for which indemnification is provided under this Article V shall be net of any amounts recovered by the Indemnified Party under insurance policies or underground storage tank reimbursement programs, with respect to such Loss and shall be (a) increased to take account of any net Tax cost actually incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (b) reduced to take account of any net Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such indemnified amount. In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified amount. For purposes of indemnification under Section 5.02, the amount of any Loss shall be reduced to the extent of any related “current liability” in the Statement (as fully resolved).

SECTION 5.07. Additional Matters.

(a) Notwithstanding anything to the contrary in this Agreement, indemnification for Tax matters shall be governed by the terms, provisions and procedures of the Tax Sharing Agreement and not by this Article V.

(b) In no event shall an Indemnifying Party be liable for special, punitive, exemplary, incidental, consequential or indirect damages or lost profits, whether based on contract, tort, strict liability, other law or otherwise other than in the case of Third Party Claims.

ARTICLE VI

Tax Matters

SECTION 6.01. Purchase Price Allocations.

(a) Each of Weyerhaeuser Canada, Weyerhaeuser Saskatchewan and Exchangeco Subsidiary agree to allocate the cash component of the purchase price and the Exchangeco Subsidiary Liabilities to the Exchangeco Subsidiary Assets in accordance with Schedule 6.01(a).

(b) Each of Weyerhaeuser Canada, Weyerhaeuser Saskatchewan and Exchangeco Subsidiary agree that they shall (i) report the sale and purchase of the Exchangeco Subsidiary Assets for Tax purposes in accordance with the allocations set forth in Schedule 6.01(a) and (ii) not take any position inconsistent with such allocations on any of their respective Tax Returns, in any refund claim, in any litigation or otherwise. The parties will promptly inform one another of any challenge with respect to such allocation by any Governmental Entity, and agree to consult and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.

(c) Transfer Taxes. All Transfer Taxes imposed with respect to such amounts applicable to the conveyance and transfer from each of Weyerhaeuser Canada and Weyerhaeuser Saskatchewan to Exchangeco Subsidiary of the Exchangeco Subsidiary Assets and any other transfer or documentary Taxes or any filing or recording fees applicable to such conveyance and transfer shall be paid by Exchangeco Subsidiary. Each party shall use reasonable efforts to avail itself of any available exemptions from any such Taxes or fees, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions; provided that no party shall be required to avail itself of any available exemption if such exemption results in an incremental Tax or other liability to any of the parties.

(d) Straddle Period. Any sales, value-added, goods and services, stamp duties, property, ad valorem and similar Taxes (other than Taxes described in Section 6.01(c)) imposed with respect to a Straddle Period shall be allocated between the portions of the Straddle Period in the following manner: (i) in the case of a property Tax for a Straddle Period, the amount of such Tax allocable to a portion of the Straddle Period shall be the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the total number of days in such portion of such Straddle Period and the denominator of which is the total number of days in such Straddle Period, and (ii) in the case of sales, value-added and similar transaction-based Taxes (other than Taxes described in Section 6.01(c) and 6.01(d)(i)) for a Straddle Period, such Taxes shall be allocated to the portion of the Straddle Period in which the relevant transaction occurred.

SECTION 6.02. Tax Elections

(a) Restrictive Covenant Tax Elections. Exchangeco Subsidiary and each of Weyerhaeuser Canada and Weyerhaeuser Saskatchewan will jointly elect in prescribed form under subsection 56.4(7) or subsection 56.4(8) of the ITA, as proposed in the November 9, 2006 Notice of Ways and Means motion draft technical amendments, to have subsection 56.4(5) apply in respect of the covenant not to compete. If such prescribed form is not available prior to the time at which it should be filed, the election shall be made in a manner acceptable to the Canada Revenue Agency. If any provincial taxing authority proposes a similar provision, then the parties shall make a corresponding provincial election.

(b) Subsection 20(24) Tax Elections. Exchangeco Subsidiary and each of Weyerhaeuser Canada and Weyerhaeuser Saskatchewan shall, if applicable, jointly execute and file an election under subsection 20(24) of the ITA in the manner required by Section 20(25) of the ITA and under the equivalent or corresponding provisions of any other applicable provincial or territorial law, in the prescribed forms and within the time period permitted under the ITA and under any other applicable provincial or territorial law, as to such amount paid by Weyerhaeuser Canada and Weyerhaeuser Saskatchewan to Exchangeco Subsidiary for assuming future obligations. In this regard, Exchangeco Subsidiary, Weyerhaeuser Canada and Weyerhaeuser Saskatchewan acknowledge that a portion of the Exchangeco Subsidiary Assets, transferred by Weyerhaeuser Canada and Weyerhaeuser Saskatchewan pursuant to this Agreement and having a value equal to the amount elected under subsections 20(24) of the ITA and the equivalent provisions of any applicable law, is being transferred by Weyerhaeuser Canada and Weyerhaeuser Saskatchewan as a payment for the assumption of such future obligations by Exchangeco Subsidiary.

(c) Section 22 Tax Election. Exchangeco Subsidiary and each of Weyerhaeuser Canada and Weyerhaeuser Saskatchewan shall elect jointly, if Weyerhaeuser Canada and Weyerhaeuser Saskatchewan notified Exchangeco Subsidiary that it has determined that such election be made, in the prescribed form under Section 22 of the ITA and the corresponding provisions of any other applicable taxing statute as to the sale of the accounts receivable transferred by Weyerhaeuser Canada and/or Weyerhaeuser Saskatchewan and designate in such election an amount equal to the portion of the purchase price allocated to such accounts receivable pursuant to this Section. This election will be made within the time prescribed for such election.

(d) Section 167 GST Election. If applicable, at the Closing Exchangeco Subsidiary and each of Weyerhaeuser Canada and Weyerhaeuser Saskatchewan shall execute jointly an election under Section 167 of the Excise Tax Act (Canada) to have the sale of the Exchangeco Subsidiary Assets take place on a goods and services tax-free basis under Part IX of the Excise Tax Act (Canada). Exchangeco Subsidiary shall file the elections in the manner and within the time prescribed by the relevant legislation. Notwithstanding anything to the contrary in this Agreement, Exchangeco Subsidiary shall indemnify and hold each of

Weyerhaeuser Canada and Weyerhaeuser Saskatchewan harmless in respect of any goods and services tax, penalties, interest and other amounts which may be assessed against Weyerhaeuser Canada and/or Weyerhaeuser Saskatchewan as a result of the transactions under this Agreement not being eligible for such elections or as a result of Exchangeco Subsidiary’s failure to file the elections within the prescribed time.

(e) Other. Subject to Section 2.07(b) of the Contribution and Distribution Agreement, Exchangeco Subsidiary and each of Weyerhaeuser Canada and Weyerhaeuser Saskatchewan shall also execute and deliver such other Tax elections and forms as they may mutually agree upon. Exchangeco Subsidiary shall also provide each of Weyerhaeuser Canada and Weyerhaeuser Saskatchewan with a purchase exemption certificate or its equivalent to support any reasonable exemption claimed by Exchangeco Subsidiary from sales Taxes for any Exchangeco Subsidiary Asset.

(f) Residency. Neither of Weyerhaeuser Canada and/or Weyerhaeuser Saskatchewan is a non-resident of Canada within the meaning of the ITA.

SECTION 6.03. Transaction Agreement. The obligations of Weyerhaeuser Canada and Weyerhaeuser Saskatchewan pursuant to this Agreement to effect the Closing shall be subject to the fulfillment (or waiver by Weyerhaeuser Canada and Weyerhaeuser Saskatchewan), at or prior to the Closing Date, of the condition that each of the parties to the Transaction Agreement shall have irrevocably confirmed to each other that each condition in Article VII of the Transaction Agreement to such parties’ respective obligations to effect the transactions contemplated thereby have been fulfilled or shall be fulfilled at the Effective Time or are or have been waived by such party, as the case may be.

ARTICLE VII

Additional Agreements

SECTION 7.01. No Use of Certain Retained Names. Exchangeco Subsidiary shall, and shall cause its subsidiaries to, promptly, and in any event (a) within 60 days after the Closing Date, make all necessary filings and take all other necessary actions to discontinue any references to the Retained Names, (b) within 180 days after the Closing Date, to revise print advertising, product labeling and all other information or other materials, including any internet or other electronic communications vehicles, to delete all references to the Retained Names and (c) within 180 days after the Closing Date, to change signage and stationery and otherwise discontinue use of the Retained Names. In no event shall Newco Canada Exchangeco, Exchangeco Subsidiary or any of their subsidiaries use any Retained Names after the Closing in any manner or for any purpose different from the use of such Retained Names by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan or any of their subsidiaries during the 90-day period preceding the Closing Date. With respect to the Transferred Inventory, Exchangeco Subsidiary may continue to sell such inventory, notwithstanding that it or its labeling or packaging bears one or more of the Retained Names, for 12 months after the Closing. None of the foregoing provisions of this Section 7.01 shall be construed to obligate Exchangeco Subsidiary to require any wholesaler, retailer or other merchant or customers of the Newco Business to conduct themselves in accordance therewith. After the Closing Date, Exchangeco Subsidiary shall file applications to amend or terminate any certificate of assumed name or d/b/a filings, within 60 days after Exchangeco Subsidiary shall have become aware of such assumed name or d/b/a filing so as to eliminate the right of Newco Canada Exchangeco and Exchangeco Subsidiary to use the Retained Names.

SECTION 7.02. Covenant Not to Compete.

(a) In consideration of the mutual covenants provided for in this Agreement and the other Transaction Documents and other good and valuable consideration (the sufficiency of which consideration is hereby acknowledged), during the period beginning on the Closing Date and ending on the third year anniversary of the Closing Date, Weyerhaeuser Canada and Weyerhaeuser Saskatchewan shall not directly or indirectly, engage in activities or businesses, or establish any new businesses, within North America that are substantially in competition with the uncoated free sheet operations (including uncoated free sheet converting operations) and the forms operations included in the Newco Business as conducted on the Closing Date (“Competitive Activities”); provided, however, that:

(i)	this Section 7.02(a) shall be deemed not breached as a result of the ownership by Weyerhaeuser Canada and Weyerhaeuser Saskatchewan of: (A) any other securities (other than 20% or more of stock having general voting power in the election of directors (or securities exchangeable for such stock) of a Person (other than a subsidiary of Weyerhaeuser Canada or Weyerhaeuser Saskatchewan) engaged, directly or indirectly, in Competitive Activities; or (B) any securities or a Person (other than a subsidiary of Weyerhaeuser Canada or Weyerhaeuser Saskatchewan) that engages, directly or indirectly, in Competitive Activities if, at the time such securities are acquired, such Competitive Activities account for less than 10% of such Person’s consolidated annual revenues;

(ii)	nothing contained in this Section 7.02(a) shall prohibit or restrict (A) activities or business of Weyerhaeuser Canada or Weyerhaeuser Saskatchewan related to the Canadian Excluded Assets, (B) the sale of goods and services produced by or related to the Canadian Excluded Assets, or (C) subject to Section 7.02(a)(i), any restructuring or sale of any of the Canadian Excluded Assets; and

(iii)	nothing contained in this Section 7.02(a) shall prohibit or restrict Weyerhaeuser Canada and Weyerhaeuser Saskatchewan or any of their subsidiaries from being acquired after the Closing Date by a non-affiliated third Person which prior to such acquisition conducted Competitive Activities in North America.

(b) The parties agree that the covenants included in this Section 7.02 are, taken as a whole, reasonable in their geographic and temporal coverage, and no party shall raise any issue of geographic or temporal reasonableness in any proceeding to enforce such covenant; provided, however, that if the provisions of this Section 7.02 should ever be deemed to exceed the time or geographic limitations or any other limitations permitted by applicable Law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the minimum extent required by applicable Law to cure such problem.

(c) The parties acknowledge and agree that in the event of a breach of the provisions of this Section 7.02, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, the non-breaching party may, in addition to any other rights and remedies existing in its favor, apply to any court referred to in Section 8.09 for specific performance and/or preliminary and final injunctive relief or other relief to enforce or prevent any violation of the provisions hereof.

SECTION 7.03. Permits. Weyerhaeuser Canada, Weyerhaeuser Saskatchewan and Newco shall use their reasonable best efforts to obtain, or to cause to be obtained, a Permit for Exchangeco Subsidiary with respect to each Permit currently used by Weyerhaeuser Canada and Weyerhaeuser Saskatchewan in connection with the operation of, the Newco Business that is not transferred pursuant to Section 1.02(a)(vii); provided, however, that Weyerhaeuser Canada and Weyerhaeuser Saskatchewan shall not be obligated to pay any consideration to any third party or Governmental Entity from whom such Permits are requested under this Section 7.03.

SECTION 7.04. Agreement for Exchange of Information; Archives. Following the Closing Date, for so long as such information is retained by a party or any of its subsidiaries (which shall be for a period of at least seven years for all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, and shall be for a period of at least four years for information relating to all other matters), upon reasonable written notice, each party shall afford or cause to be afforded to the other party and its agents, representatives and auditors reasonable access to the personnel, properties, books, systems, Contracts and Records (including financial records) relating to the Newco Business for any reasonable business purpose, including in respect of litigation, insurance matters, and financial reporting of such party and its Affiliates, including by, as and when reasonably requested by the other party, providing copies of any the foregoing books, systems, Contracts and Records (including financial records) related to the Newco Business to the other party; provided, that the party requesting such access agrees to reimburse the other party promptly for all reasonable and necessary out-of-pocket costs and expenses incurred in connection with any such request. Notwithstanding the foregoing, a party will not be required to disclose any information (i) which such party is prohibited from disclosing by legislation related to the protection of personal information or by a confidentiality agreement with a third party if such party has used reasonable best efforts to obtain the consent of the third party to such disclosure (it being understood that no party shall be obligated to pay any consideration to any third party from whom such consent is requested), or (ii) which would constitute privileged attorney-client communications or attorney work product, the transfer of which or the provision of access to which would, as reasonably determined by such party’s counsel, constitute a waiver of any such privilege. If any material is withheld by a party pursuant to the immediately preceding sentence, such party shall inform the other party as to the general nature of what is being withheld. Weyerhaeuser Canada and Weyerhaeuser Saskatchewan may redact such portions of any books and records (including any Records and Transferred Records) that do not relate to the Exchangeco Subsidiary Assets, the Exchangeco Subsidiary Liabilities or the Newco Business.

SECTION 7.05. Bulk Transfer Laws. Exchangeco Subsidiary hereby waives compliance by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan with the provisions of any so-called “bulk transfer laws” or “bulk sales laws” of any jurisdiction in connection with the purchase and sale of the Exchangeco Subsidiary Assets and the Exchangeco Subsidiary Liabilities.

SECTION 7.06. Enforcement of Confidentiality Agreement. Weyerhaeuser Canada and Weyerhaeuser Saskatchewan shall not waive or amend any confidentiality agreement between Weyerhaeuser Canada, Weyerhaeuser Saskatchewan and any Person (other than any member of the Weyerhaeuser Group) to the extent such waiver or amendment adversely affects the confidentiality of information related to the Newco Business. At Exchangeco Subsidiary’s written request, Weyerhaeuser Canada and Weyerhaeuser Saskatchewan shall enforce in accordance with its terms any confidentiality agreement between Weyerhaeuser Canada, Weyerhaeuser Saskatchewan and any Person (other than any member of the Weyerhaeuser Group) to the extent such agreement protects the confidentiality of information related to the Newco Business; provided, that no member of the Weyerhaeuser Group shall be obligated to expend any money in connection with this Section 7.06 unless the necessary funds are advanced by Exchangeco Subsidiary, other than reasonable out-of-pocket expenses, which shall be promptly reimbursed by Exchangeco Subsidiary.

SECTION 7.07. Site Separation Requirements. The parties acknowledge and agree that the Newco Business includes only portions of the operations conducted at the Weyerhaeuser Canada facilities located in Kamloops, British Columbia. Weyerhaeuser will use reasonable best efforts to (i) secure any Governmental Approvals required for separation of these operations from the other operations conducted at these facilities as set forth on Schedule 6.05 of the Contribution and Distribution Agreement, subject to such modifications as may be required or requested by Governmental Entities, and (ii) accomplish the subdivision, in accordance with the Governmental Approvals, so as to be able to convey the fee interests in such subdivided portions to Exchangeco Subsidiary. In addition, with respect to each such portion, the subdivision of which shall have been accomplished by the Closing Date, to the extent that Schedule 6.05 of the Contribution and Distribution Agreement provides for easements and/or operating agreements to be entered into in connection with the separation of the operations described in this Section 7.07, Weyerhaeuser Canada and Exchangeco Subsidiary will execute and deliver such agreements on the Closing Date. Notwithstanding the foregoing, to the extent that Weyerhaeuser Canada has not accomplished the subdivision required for the conveyance of fee interests in the applicable portions of one or more of these facilities to Exchangeco Subsidiary on the Closing Date, (a) Weyerhaeuser Canada and Exchangeco Subsidiary, on the Closing Date, will enter into interim net leases, under the terms set forth in Schedule 6.05 of the Contribution and Distribution Agreement, leasing to Exchangeco Subsidiary the applicable portions of each of such facilities for which the subdivision has not been accomplished by the Closing Date, pending the obtaining of such Governmental Approvals, it being the parties’ intent that the conveyance of the fee interest of the premises demised under each of such leases to Exchangeco Subsidiary (with such modifications as may be required by the Governmental Entities in granting such Governmental Approvals) shall occur promptly after the accomplishment of the applicable subdivision, and (b) to the extent that Schedule 6.05 of the Contribution and Distribution Agreement provides for easements and/or operating agreements to be entered into in connection with the separation of the operations at such facilities, Weyerhaeuser Canada and Exchangeco Subsidiary shall, in lieu of causing such agreements to be executed and delivered on the Closing Date, arrange for the easements and/or services to be provided to Exchangeco Subsidiary on an interim basis under the Transition Services Agreement or otherwise pending conveyance of fee interests in the premises demised under such leases to Exchangeco Subsidiary, until the conveyance of such fee interests. Exchangeco Subsidiary will cooperate with Weyerhaeuser Canada in connection with the separation of the operations at the facilities and Weyerhaeuser Canada’s efforts to secure the Governmental Approvals described in this Section 7.07.

ARTICLE VIII

Miscellaneous

SECTION 8.01. Notices. All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed given (a) five Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile, provided that the facsimile transmission is promptly confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient and (d) one Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a party at the following address for such party.

If to Newco, to:

Weyerhaeuser Company

33663 Weyerhaeuser Way South

Federal Way, WA 98003

USA

Attention:    Sandy McDade

Facsimile:    253-924-2685

If to Exchangeco Subsidiary, to:

Weyerhaeuser Company Limited

925 West Georgia Street

5th Floor

Vancouver, BC V9C 3L2

Canada

Attention:    Anne Giardini

Facsimile:    604-687-2314

If to Newco Canada Exchangeco, to:

Weyerhaeuser Company Limited

925 West Georgia Street

5th Floor

Vancouver, BC V9C 3L2

Canada

Attention:    Anne Giardini

Facsimile:    604-687-2314

If to Weyerhaeuser Canada, to:

Weyerhaeuser Company Limited

925 West Georgia Street

5th Floor

Vancouver, BC V9C 3L2

Canada

Attention:     Anne Giardini

Facsimile:     604-687-2314

If to Weyerhaeuser Saskatchewan, to:

Weyerhaeuser Company Limited

925 West Georgia Street

5th Floor

Vancouver, BC V9C 3L2

Canada

Attention:     Anne Giardini

Facsimile:     604-687-2314

Any party may, by notice to the other party, change the address to which such notices are to be given. Domtar shall be copied on any notice given pursuant to this Section 8.01 at the address provided in Section 9.02 of the Transaction Agreement.

SECTION 8.02. Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

SECTION 8.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.04. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

SECTION 8.05. Entire Agreement. This Agreement, taken together with the other Transaction Documents, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the purchase and sale of the Exchangeco Subsidiary Assets and the Exchangeco Subsidiary Liabilities.

SECTION 8.06. Third Party Beneficiaries. Except for the provisions hereof relating to indemnification, which are also for the benefit of the Indemnitees, nothing in this

Agreement, express or implied, is intended to or shall confer upon any Person (other than Exchangeco Subsidiary, Newco Canada Exchangeco, Weyerhaeuser Canada and Weyerhaeuser Saskatchewan and their respective successors or permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement and no Person (other than as so specified) shall be deemed a third party beneficiary under or by reason of this Agreement.

SECTION 8.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 8.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

SECTION 8.09. Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement or any Asset Conveyance Documents or any Liabilities Assumption Documents were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent any breaches of this Agreement or any Asset Conveyance Documents or any Liabilities Assumption Documents and to enforce specifically the terms and provisions of this Agreement or any Asset Conveyance Documents or any Liabilities Assumption Documents in any court of competent jurisdiction in the Province of Ontario, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any court of competent jurisdiction in the Province of Ontario in the event that any dispute arises out of this Agreement or any Asset Conveyance Documents or any Liabilities Assumption Documents, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to the Closing, this Agreement or any Asset Conveyance Documents or any Liabilities Assumption Documents in any court other than any court of competent jurisdiction in the Province of Ontario, and (d) waives any right to trial by jury with respect to any action related to or arising out of the Closing or this Agreement or any Asset Conveyance Documents or any Liabilities Assumption Documents.

SECTION 8.10. Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representatives of (i) the Person against whom it is sought to enforce such waiver, amendment, supplement or modification and (ii) if such waiver, amendment, supplement or modification occurs prior to the Effective Time, Domtar.

SECTION 8.11. Expenses. Except as expressly set forth in this Agreement or in any Transaction Document, all costs and expenses and third party fees, paid or incurred in connection with the Closing, this Agreement or any Asset Conveyance Documents or any Liabilities Assumption Documents shall be paid in accordance with Section 6.11 of the Transaction Agreement.

SECTION 8.12. Guarantee. Newco has entered into this Agreement in order to guarantee, as principal obligor, the due and complete performance by Exchangeco Subsidiary of all obligations and undertakings of Exchangeco Subsidiary to be performed hereunder.

SECTION 8.13. Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:

“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, provincial, local, foreign or international Governmental Entity or any arbitration or mediation tribunal.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Ancillary Agreements” means the Asset Conveyance Documents, the Liabilities Assumption Documents, this Agreement, the Tax Sharing Agreement, the Transition Services Agreement, the Site Services Agreement, the Fiber Supply Agreements and the Intellectual Property License Agreement.

“Arrangement” means the combination of Spinco and Domtar in connection with the Plan of Arrangement.

“Asset Conveyance Documents” has the meaning ascribed thereto in Section 2.02(a).

“Assumed Canadian Plans” means, collectively, the Weyerhaeuser Saskatchewan Ltd. Pension Plan for Hourly Employees of the Prince Albert Pulp and Paper Division, Saskatchewan, the Big River Lumber Union Employees Pension Plan, the Weyerhaeuser Company Limited Pension Plan for Hourly Employees at Dryden, Ontario and the Weyerhaeuser Canada Ltd. Pension Plan for Hourly Employees at Ear Falls, Ontario.

“Benefit Plan Assets” has the meaning ascribed thereto in Section 1.02(a)(xvi).

“Benefit Plan Liabilities” has the meaning ascribed thereto in Section 1.03(a)(vii).

“Bowater Agreement” means the Asset Purchase Agreement dated August 4, 1998, among Bowater Pulp and Paper Canada Inc., Bowater Incorporated, Weyerhaeuser Canada and Weyerhaeuser.

“Bowater Claim” means the claim of Weyerhaeuser and/or Weyerhaeuser Canada against Bowater Canadian Forest Products Inc. and Bowater Incorporated under the Bowater Agreement for the liabilities and obligations described in the notice to arbitrate dated March 17, 2006, as amended through the date hereof, delivered by Weyerhaeuser and Weyerhaeuser Canada to Bowater Canadian Forest Products Inc. and Bowater Incorporated, regardless of whether such claim is settled by arbitration or otherwise.

“Business Day” means any day on which commercial banks are generally open for business in Seattle, Washington and Montreal, Quebec other than a Saturday, a Sunday or a day observed as a holiday in Seattle, Washington under the laws of the State of Washington or the federal laws of the United States of America or in Montreal, Quebec under the laws of the Province of Québec or the federal laws of Canada.

“Canadian Disabled Employees” has the meaning ascribed thereto in Section 4.02.

“Canadian Excluded Assets” has the meaning ascribed thereto in Section 1.02(b).

“Canadian Retained Liabilities” has the meaning ascribed thereto in Section 1.03(b).

“Closing” has the meaning ascribed thereto in Section 2.01.

“Closing Date” has the meaning ascribed thereto in Section 2.01.

“Competitive Activities” has the meaning ascribed thereto in Section 7.02(a).

“Consents” means any consents, waivers or approvals from, or notification requirements to, any third parties.

“Contracts” has the meaning ascribed thereto in Section 1.02(a)(viii).

“Contribution and Distribution Agreement” means the Amended and Restated Contribution and Distribution Agreement between Weyerhaeuser, Spinco and Newco dated as of January 25, 2007.

“Contribution Date” has the meaning set forth in the Contribution and Distribution Agreement.

“Delayed Transfer Assets” means any Exchangeco Subsidiary Assets that this Agreement or any other Transaction Document provides or contemplates are to be transferred to Exchangeco Subsidiary and that require the removal of a Legal Impediment or the receipt of a Consent or Governmental Approval to transfer, which Legal Impediment is not removed or Consent or Governmental Approval is not obtained on or prior to the Closing Date.

“Delayed Transfer Liabilities” means any Exchangeco Subsidiary Liabilities that this Agreement or any other Transaction Document provides or contemplates are to be assumed by Exchangeco Subsidiary and that require the removal of a Legal Impediment or the receipt of a Consent or Governmental Approval for the transfer and assumption of such Exchangeco Subsidiary Liabilities, which Legal Impediment is not removed or Consent or Governmental Approval is not obtained on or prior to the Closing Date.

“Distribution” has the meaning ascribed thereto in the Contribution and Distribution Agreement.

“Domtar” means Domtar Inc.

“Effective Time” means the time at which the Arrangement becomes effective, which shall be deemed to be immediately following the Distribution.

“Environmental Laws” means all applicable federal, state, provincial, local and foreign Laws, Judgments, legally binding agreements and Environmental Permits issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, natural resources, protection or restoration of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), endangered or threatened species or human health.

“Environmental Liabilities” means all obligations, liabilities, costs or commitments relating to or in respect of environmental, health or safety matters, including (i) the compliance or non-compliance with Environmental Laws; (ii) the alleged or actual presence or Release of, or exposure to, Hazardous Materials; (iii) the offsite transportation, storage, disposal or arrangement for disposal of Hazardous Materials; and (iv) any other obligations, liabilities, costs or commitments relating to Environmental Laws, including, in each case, all investigatory, cleanup and other remediation costs, administrative oversight costs, natural resources damages, property damages, personal injury damages, indemnity, contribution and similar obligations and all costs and expenses, interest, fines, penalties and other monetary sanctions in connection with the foregoing.

“Environmental Permits” means any Permit issued or required pursuant to any Environmental Law.

“Exchangeco Subsidiary” has the meaning ascribed thereto in the recitals.

“Exchangeco Subsidiary Assets” has the meaning ascribed thereto in Section 1.02(a).

“Exchangeco Subsidiary Indemnitees” has the meaning ascribed thereto in Section 5.02.

“Exchangeco Subsidiary Liabilities” has the meaning ascribed thereto in Section 1.03(a).

“Excluded Benefit Plans” has the meaning ascribed thereto in Section 1.03(b)(ii).

“Fiber Supply Agreements” has the meaning ascribed thereto in the Transaction Agreement.

“Final Order” means the order of the Superior Court of Quebec approving the Arrangement, as such order may be amended at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed.

“Forest Licenses” means (i) the Amended Sustainable Forest License No. 542461 for the Trout Lake Forest issued by the Ministry of Natural Resources of the Province of Ontario on May 5, 2006, (ii) the Amended Sustainable Forest License No. 541593 for the Wabigoon Forest issued by the Ministry of Natural Resources of the Province of Ontario on May 5, 2006,

and (iii) the Prince Alberta Forest Management Agreement dated April 1, 2000 between Weyerhaeuser Saskatchewan Ltd. and Her Majesty in Right of Saskatchewan, as represented by the Ministry of Natural Resources.

“Forest Management Employees” has the meaning given in Section 4.01.

“Governmental Approvals” has the meaning set forth in the Transaction Agreement.

“Governmental Entity” has the meaning set forth in the Transaction Agreement.

“Group” means either the Spinco Group or the Weyerhaeuser Group, as the context requires.

“Hazardous Materials” means (i) any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, urea formaldehyde foam insulation and polychlorinated biphenyls; and (ii) any other chemical, material, substance or waste that in relevant form or concentration is prohibited, limited or regulated under any Environmental Law.

“Indemnified Party” has the meaning ascribed thereto in Section 5.04(a).

“Indemnifying Party” has the meaning ascribed thereto in Section 5.04(a).

“Intellectual Property” has the meaning ascribed thereto in Section 1.02(a)(v).

“Intellectual Property License Agreement” means the intellectual property license agreement between Weyerhaeuser and Newco.

“Interim Newco Balance Sheet” has the meaning set forth in the Transaction Agreement.

“Inventory” has the meaning ascribed thereto in Section 1.02(a)(ii).

“ITA” means the Income Tax Act (Canada), R.S.C. 1985, c. 1, 5th Supplement, and the regulations thereunder, as amended from time to time.

“Judgment” has the meaning set forth in the Transaction Agreement.

“Laws” has the meaning ascribed thereto in the Transaction Agreement.

“Legal Impediment” shall mean a legal impediment preventing or restricting the transfer of a Exchangeco Subsidiary Asset or the assumption of a Exchangeco Subsidiary Liability, as the case may be, as of the Closing Date.

“Liabilities” has the meaning ascribed thereto in Section 1.03(a).

“Liabilities Assumption Documents” has the meaning ascribed thereto in Section 2.02(a).

“Losses” has the meaning ascribed thereto in Section 5.02.

“Mill Employee” has the meaning ascribed thereto in Section 4.01.

“New Benefit Plan” has the meaning ascribed thereto in the Transaction Agreement.

“Newco” means Domtar Paper Company, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Weyerhaeuser.

“Newco Benefit Agreement” has the meaning ascribed thereto in the Transaction Agreement.

“Newco Benefit Plan” has the meaning ascribed thereto in the Transaction Agreement.

“Newco Business” means (i) the uncoated free sheet and paper grade pulp operations as conducted at Weyerhaeuser’s, Weyerhaeuser Saskatchewan’s and Weyerhaeuser Canada’s facilities in Hawesville, Kentucky; Marlboro, South Carolina; Kingsport, Tennessee; Johnsonburg, Pennsylvania; Rothschild, Wisconsin; Dryden, Ontario (Canada); and Prince Albert, Saskatchewan (Canada), (ii) the chip mill, uncoated free sheet, paper grade pulp and fluff pulp operations as conducted at Weyerhaeuser’s facility in Plymouth, North Carolina, (iii) the paper grade pulp operations as conducted at Weyerhaeuser Canada’s facilities in Kamloops, British Columbia (Canada), (iv) the uncoated free sheet converting operations as conducted at Weyerhaeuser’s, Weyerhaeuser Saskatchewan’s and Weyerhaeuser Canada’s facilities listed under the heading ‘Converting’ on Schedule 2.02(a)(i), (v) the forms operations as conducted at Weyerhaeuser’s facilities in Dallas, Texas; Indianapolis, Indiana; Langhorne, Pennsylvania; Rock Hill, South Carolina and Cerritos, California, (vi) the coated groundwood and TMP operations as conducted at Weyerhaeuser’s facility in Columbus, Mississippi, (vii) the chip mill operations as conducted at Weyerhaeuser’s facilities listed under the heading ‘Chip Mills’ on Schedule 2.02(a)(i), (viii) the operations as conducted at Weyerhaeuser’s facilities in Fort Mill, South Carolina specifically excluding the medium density fiber board and particle board operations conducted at Fort Mills, South Carolina, (ix) the logging and forest management operations as conducted pursuant to the Forest Licenses, (x) the saw mills operations as conducted at Weyerhaeuser Canada’s facilities in Ear Falls, Ontario and at Weyerhaeuser Saskatchewan’s facilities in Big River, Saskatchewan, and (xi) the operations as conducted at Weyerhaeuser’s regional replenishment centers, warehouses and sales offices used in connection with any of the other operations referred to above in this definition; provided, however, that the Newco Business shall in no event include any specialty pulp operations and any operations conducted with the Excluded Assets.

“Newco Canada” means Domtar Pacific Papers ULC, a Nova Scotia unlimited liability company and a wholly-owned subsidiary of Newco Holding.

“Newco Canada Exchangeco” has the meaning ascribed thereto in the recitals.

“Newco Canadian Pension Plans” means a Newco Benefit Plan which is a “registered pension plan” (as defined in Section 248(1) of the ITA).

“Newco Employee” has the meaning ascribed thereto in the Transaction Agreement.

“Newco Holding” means Domtar Delaware Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Newco.

“Old Newco Canada” means Domtar Pacific Papers Inc., a corporation governed by the Business Corporations Act (British Columbia) and a wholly-owned subsidiary of Newco Holding.

“Permits” has the meaning ascribed thereto in Section 1.02(a)(vii).

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Government Entity.

“Plan of Arrangement” means the plan of arrangement substantially in the form and content of Exhibit D to the Transaction Document and any amendments or variations thereto made in accordance with Section 8.03 of the Transaction Agreement or the provisions of the Plan of Arrangement or made at the direction of the Superior Court of Quebec in the Final Order.

“Proceeding” has the meaning ascribed thereto in Section 1.03(a)(vi).

“Records” has the meaning ascribed thereto in Section 1.02(a)(xii).

“Retained Benefit Liabilities” has the meaning ascribed thereto in Section 1.03(b)(ii).

“Retained Names” means the names and marks set forth on Schedule 1.01 of the Contribution Agreement and any name or mark derived from, similar to or including any of the foregoing (in each case, in any style or design).

“Seller Insurance Policies” has the meaning ascribed thereto in Section 3.02(a).

“Shared Accounts Payable” has the meaning ascribed thereto in Section 1.03(a)(x).

“Shared Accounts Receivable” has the meaning ascribed thereto in Section 1.02(a)(xix).

“Shared Inventory” has the meaning ascribed thereto in Section 1.02(a)(xviii).

“Site Services Agreement” has the meaning ascribed thereto in the Transaction Agreement.

“Spinco” means Domtar Corporation, a Delaware corporation and a wholly-owned subsidiary of Weyerhaeuser.

“Spinco Group” means Spinco, Newco, each subsidiary of Newco and each other Person that is controlled directly or indirectly by Spinco.

“Statement” has the meaning set forth in the Contribution and Distribution Agreement.

“Straddle Period” has the meaning ascribed thereto in the Tax Sharing Agreement.

“Tax” or “Taxes” has the meaning ascribed thereto in the Tax Sharing Agreement.

“Tax Returns” has the meaning ascribed thereto in the Tax Sharing Agreement.

“Tax Sharing Agreement” has the meaning ascribed thereto in the Transaction Agreement.

“Technology” has the meaning ascribed thereto in Section 1.02(a)(vi).

“Third Party Claim” has the meaning ascribed thereto in Section 5.04(a).

“Transaction Agreement” means the Amended and Restated Transaction Agreement dated as of January 25, 2007 among Weyerhaeuser, Domtar, Newco, Spinco, Newco Holding, Newco Canada, Old Newco Canada and Newco Canada Exchangeco.

“Transaction Documents” has the meaning ascribed thereto in the Transaction Agreement.

“Transfer Taxes” has the meaning ascribed thereto in the Tax Sharing Agreement.

“Transferred Contracts” has the meaning ascribed thereto in Section 1.02(a)(viii).

“Transferred Employee” has the meaning ascribed thereto in the Transaction Agreement and “Transferred Employees” shall mean all of them.

“Transferred Equipment” has the meaning ascribed thereto in Section 1.02(a)(iii).

“Transferred Intellectual Property” has the meaning ascribed thereto in Section 1.02(a)(v).

“Transferred Inventory” has the meaning ascribed thereto in Section 1.02(a)(ii).

“Transferred Permits” has the meaning ascribed thereto in Section 1.02(a)(vii).

“Transferred Real Property” has the meaning ascribed thereto in Section 1.02(a)(i).

“Transferred Records” has the meaning ascribed thereto in Section 1.02(a)(xii).

“Transferred Technology” has the meaning ascribed thereto in Section 1.02(a)(vi).

“Transition Services Agreement” has the meaning ascribed thereto in the Transaction Agreement.

“Wapawekka Lumber” means Wapawekka Lumber Ltd., a corporation incorporated under the laws of Saskatchewan, in which Weyerhaeuser Canada is a shareholder.

“Wapawekka Lumber Partnership” means Wapawekka Lumber Limited Partnership, a partnership formed under the laws of Saskatchewan, in which Weyerhaeuser Saskatchewan and Wapawekka Lumber are partners.

“Weyerhaeuser” means Weyerhaeuser Company, a corporation incorporated under the laws of Washington.

“Weyerhaeuser Business” means: (i) the business and operations of the Weyerhaeuser Group other than the Newco Business, (ii) all other businesses and operations acquired or commenced by any member of the Weyerhaeuser Group at any time after the Contribution Date, and (iii) any terminated, divested or discontinued businesses or operations that at the time of termination, divestiture, or discontinuation did not primarily relate to the Newco Business as then conducted.

“Weyerhaeuser Canada” means Weyerhaeuser Company Limited, a corporation incorporated under the laws of Canada and an indirect subsidiary of Weyerhaeuser.

“Weyerhaeuser Canada Indemnitees” has the meaning ascribed thereto in Section 5.03.

“Weyerhaeuser Group” means Weyerhaeuser, each subsidiary of Weyerhaeuser and each Person that is controlled directly or indirectly by Weyerhaeuser (other than any member of the Spinco Group).

“Weyerhaeuser Saskatchewan” means Weyerhaeuser Saskatchewan Ltd., a Saskatchewan corporation and a wholly-owned subsidiary of Weyerhaeuser Canada.

“Weyerhaeuser Stock Plans” has the meaning ascribed thereto in the Transaction Agreement.

IN WITNESS WHEREOF, each of Weyerhaeuser Canada, Weyerhaeuser Saskatchewan, Exchangeco Subsidiary, Newco Canada Exchangeco and Newco have duly executed this Agreement as of the date first written above.

DOMTAR PAPER COMPANY, LLC

by
Name:
Title:

DOMTAR PULP AND PAPER PRODUCTS INC.

by
Name:
Title:

DOMTAR (CANADA) PAPER INC.

by
Name:
Title:

WEYERHAEUSER COMPANY LIMITED

by
Name:
Title:

WEYERHAEUSER SASKATCHEWAN LTD.

by
Name:
Title: